Exhibit 99.2

Q2 2011 Investor Conference Call Script

July 20, 2011

Paul Lidsky:

Thank you, operator. Good afternoon. This is Paul Lidsky, President and Chief Executive Officer of Datalink. I’d like to welcome everyone to this afternoon’s conference call. Thank you for joining us.  With me today is Greg Barnum, our Vice President of Finance and Chief Financial Officer. I’ll now turn the call over to Greg to discuss our second-quarter results and our outlook for the third quarter and then I will provide some additional perspectives on the second quarter and our year to date progress.

Greg Barnum:

Thanks Paul.

Before we begin with the quarter’s results let me first remind everyone that in today’s conference call we will be discussing our views regarding future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those anticipated, depending on a variety of factors. Please refer to Datalink’s filings with the Securities and Exchange Commission for a full discussion of our company’s risk factors.

Revenues for the second quarter ended June 30, 2011 increased 26% to $89.5 million compared to $70.9 million for the prior-year period. Revenues for the six months ended June 30, 2011 increased 31% to $175.2 million compared to $133.4 million in 2010.

As we discussed on the first quarter call, due to an accounting change which requires us to book revenue upon shipment of product versus installation of product, the six month revenues include approximately $8.0 million of revenues that would have been recognized in the fourth quarter of 2010 if the company had been recognizing revenue upon shipment in 2010.  Excluding this revenue the six month revenue growth would have been 25%.

On a GAAP basis, the company reported net earnings of $2.7 million or $0.16 per share for the second quarter of 2011.  This compares to break-even results in the second quarter of 2010.  For the six month period, the company reported net earnings of $4.4 million, or $0.29 per share, compared to a net loss of $886,000, or $0.07 per share in the first six months of 2010.

For the rest of my comments on the income statement, I will be referring to non-GAAP amounts and percentages as reported in today’s press release. A detailed reconciliation between GAAP and non-GAAP information is contained in the tables included in the today’s press.  The primary adjustments to GAAP results relate to, stock based compensation charges and the amortization of intangibles net of income taxes.

In the second quarter of 2011 our product revenues increased 28% to $56.5 million, and our service revenues increased 21% to $33 million compared to the second quarter of 2010.  The service revenues of $33.0 million represents the highest quarterly service revenues in our history and reflects growth in both our customer support and professional services business.

Our revenue mix for the quarter was 39% storage, 5% tape, 5% software, 14% networking and servers and 37% service.  This mix represents a significant increase in our networking and server revenues from the first quarter of this year.

Overall gross margin in the second quarter of 2011 was 24.3% which is flat compared to the second quarter of last year and up slightly from the first quarter of this year.

Going forward we expect overall gross margins to continue to be in the 23% to 24% range.

Operating income for the second quarter of 2011 was $5.3 million or 5.9% of revenue compared to $1.3 million or 1.9% in the second quarter of last year.  On a non-GAAP basis, net earnings for the second quarter of 2011 were $3.3 million, or $0.19 per share, compared to non-GAAP net earnings of $748,000, or $0.06 per share, in the second quarter of 2010.

Operating income for the first six months of 2011 was $9.1 million or 5.2% of revenue compared to $1.5 million or 1.1% in the first six months of last year.  For six months ended June 30, 2011, the company reported non-GAAP net earnings of $5.5 million, or $0.36 per share, compared to net earnings of $850,000, or $0.07 per share, in 2010.

Again let me remind everyone that the 2011 six month numbers include the $8.0 million of revenues and related costs that would have been recognized in 2010 had we been booking revenues upon shipment in 2010.

We furthered strengthened our balance sheet during the quarter.  Our working capital position at the end of June was $46.2 million, compared to $42.6 million at the end of the first quarter. We generated $4.0 million of cash from operations during the quarter, our cash and investment balance at the end of June was $33.0 million and our balance sheet remains debt free.

Looking out to the third quarter of 2011, based on our backlog and current sales pipeline, and the traditional slow-down of business activity in the summer quarter we expect reported revenues to be between $85.0 million and $90.0 million for the third quarter of 2011.  We expect third quarter 2011 reported net earnings to be between $0.12 and $0.16 per share on a GAAP basis, and net earnings of between $0.15 and $0.19 per share on a non-GAAP basis.

Let me now turn the call over to Paul.

Paul Lidsky:

Thanks Greg.

It has been an exciting first half of 2011 and I am very pleased to report to you that we continue to have strong results.  We continue to profit from the operating leverage in our model as demonstrated by the 31% increase in our revenues to $175.2 million and a 548% increase in non-GAAP earnings to $5.5 million.  Our sustained growth is a direct result of successfully executing on our data center strategy.  We remain focused on delivering data center hardware, software, services and solutions that meet the needs of the market and resonate with our customers.

Additionally, the increased demand for our virtualized data center product and services portfolio, including unified compute platform, is very encouraging.  We are capitalizing on this demand and have demonstrated success with large and mid-sized enterprise customers.  Unified data center solutions, such as NetApp’s FlexPod and Datalink’s flexible architecture V-Scape drove significant growth in the second quarter.

The number of solutions we delivered grew by over 60% from Q1 to Q2 and was comprised of over 25 new and expanded solutions. These solutions were sold by over 20 different account executives, demonstrating an ever broadening adoption across our sales and engineering organizations.  Some examples of these wins include:

•                  A multi-billion dollar international beverage producer and distributer upgraded from a leading server provider to UCS integrated into a VDC strategy.  This existing customer generated over $1 million in Q2 revenue.

•                  A creator of alternative integrated payment systems drives growth powered by unified data center architecture.  This existing customer evolved to FlexPod architecture in Q2 with the addition of UCS to an existing V-Scape solution.

•                  A mid-western community college leveraged a complete FlexPod solution to not only power back end servers but to deploy virtual end point applications to multiple devices to serve students rapidly evolving needs.

•                  New customers include a Pacific Northwest bank that leveraged Datalink expertise to provide virtualization software, servers, storage and networking in a V-Scape solution to support business growth.

•                  In addition a large healthcare provider, a fleet management technology and services provider, a multi-billion dollar electronics manufacturer and a digital content provider all generated over a million dollars of VDC solutions in Q2.

In support of our continued growth in unified compute platforms we are working on an expanded service offering for our customers which will be communicated within the next sixty days.

Our strong focus on our Cisco relationship, which is a critical component of our data center strategy is evidenced by our 243% increase in revenues as compared to second quarter 2010 and 34% increase in revenues from first quarter. More importantly, we continue to see significant pipeline development which remains at over $22.0 million of Cisco data center and server products.

Market share and wallet share growth are a consistent metric we track and I am happy to report strong growth especially in our data center, unified compute and private cloud projects, which remain in high demand and call upon our expertise. We see growth in every product segment — storage, networking and servers along with services — all of which are critical to our strategy.  Customers who spent $1.0 million or more in the first half of 2011 are up 57% to 36 from 23 in the 1st half of 2010.

We also continue to focus on new customer acquisition, and as a result have added 77 new customers in the second quarter, up from 68 in the first quarter.

Our efforts to maintain a close relationship with our customers is highlighted in our services growth which was up 21% to $33.0 million in the second quarter compared to $27.2 million in the second quarter of 2010.  Finally, we were recognized by CRN Everything Channel at the VAR 500 Conference as the Top Services Growth Company and our overall ranking improved from 195 to 72 on the overall VAR 500 list.  This ranking is based on company revenues.

With that, I’d like to turn the call back to the operator so that we can take your questions.

Operator:

Operator conducts Q&A session.

Paul Lidsky:

Thank you again for joining us today. Have a great afternoon.